Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (File Nos. 333-145589 and 333-145558) of Exterran Holdings, Inc. of our report dated June 30, 2008 relating to the financial statements of the Exterran 401(k) Plan for the years ended December 31, 2007 and 2006, which appears in this Annual Report on Form 11-K.
/s/ Melton & Melton, L.L.P.
Houston, Texas
June 30, 2008